Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the inclusion in this Registration Statement of Brera Holdings PLC (f/k/a Brera Holdings Limited) (the “Company”) on Form S-8 of our report dated August 3, 2022 except for Notes 1, 2, 4, 6, and 15 as to which the date is November 4, 2022 with respect to our audit of the Company’s consolidated of financial position as of December 31, 2021 and 2020, and the consolidated profit or loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statement, which appears in this Registration Statement contained in the Final Prospectus, filed on January 30, 2023. Our report contained an explanatory paragraph regarding uncertainty about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

February 2, 2023